UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 30, 2009
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5100 Tennyson Parkway,
Suite 1200, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
This Form 8-K describes modifications to outstanding “retirement” restricted stock awards granted in August 2004 to five Company officers (including our principal executive officer, principal financial officer and two other “named executive officers”), which provide for vesting of restricted stock covered by these awards upon the later of (x) these officers becoming retirement eligible between the ages of 60 and 65, and (y) their dates of separation from the Company, as defined.
As approved by the Compensation Committee of our Board of Directors and ratified by the Board of Directors on January 30, 2009, the vesting periods for the restricted stock covered by these “retirement” awards have been modified so that the shares of restricted stock covered thereby will vest on a generally ratable basis over the number of years that remain until the individual officer reaches age 60 (61 in the case of Mr. Dubuisson).
The table below shows the number of shares of restricted stock covered by such retirement awards and the approximate number of years over which those shares will ratably vest.

		Approximate years over
		which "Retirement"
	Shares of Restricted	Restricted Stock will
	Stock covered by	ratably vest, commencing
	"Retirement" Awards	January 31, 2009(1)
Gareth Roberts	329,000	4
Phil Rykhoek	245,000	8
Tracy Evans	245,000	13
Mark Allen	119,000	19
Ray Dubuisson	119,000	3

TOTAL	1,057,000

(1)	Subject to earlier vesting due to death or disability, or unless vested earlier due to a change of control as defined in the Plan.

Item 8.01.	Other Events.
On February 2, 2009, the Company closed the previously announced purchase of the Hastings Complex, located near Houston, Texas, a potential tertiary oil field, for an aggregate purchase price of $201 million, including approximately $4.9 million for certain surface land, oilfield equipment and other assets, which are scheduled to close later. The purchase was funded by draws under the Company’s bank credit facility. Also as previously announced, Venoco, Inc. (NYSE: VQ), the seller, retained a 2% override and reversionary interest of approximately 25% following payout, as defined in the option agreement. The agreement with Venoco commits the Company to make capital expenditures to develop a unit flooding program for the field aggregating approximately $178.7 million on a scheduled basis by the end of 2014, and to inject specified amounts of CO2 by January 1, 2013. The Hastings Complex is currently producing approximately 2,400 BOE/d, net to the acquired interest, with estimated conventional proved reserves of approximately 7.7 MMBOE using year-end 2008 SEC prices. The Company does not plan to commence flooding the field with carbon dioxide until 2011, after completion of the Company’s Green (CO2) pipeline currently under construction.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: February 4, 2009	By:	/s/ Phil Rykhoek
Phil Rykhoek
Senior Vice President & Chief Financial Officer